Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2006 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 10, 2006 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.18 million, or $0.01 per share basic and diluted, for the three months ended June 30, 2006 compared with a net loss of $0.19 million , or $0.01 per share basic and diluted, for the three months ended June 30, 2005. For the six months ended June 30, 2006, the net loss was $0.48 million, or $0.03 per share basic and diluted, compared with net loss of $0.37 million, or $0.02 per share basic and diluted for the same period in 2005. As of June 30, 2006, the Company reported $8.8 million in cash and marketable securities as compared to $9.3 million in cash and marketable securities as of December 31, 2005.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “BioMS, one of the Company’s licensees, made significant progress during the second quarter of this year. Over the same time period, Colloral LLC, our joint venture with Deseret Laboratories Inc. for dietary supplements, has had moderate success with continuing efforts to reach new customers.” For the past three quarters, AutoImmune has consolidated Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. BioMS recently expanded its Phase II/III human clinical trial of MBP8298 into Denmark and the Netherlands. On May 9, 2006, BioMS announced that over 200 patients have been enrolled in the trial to date, and the first interim look for significant preliminary findings will be done after this group has completed 24 months in the clinical trial. Results from long-term follow-up treatment of MS patients with MBP 8298 are being published in the August 2006 issue of European Journal of Neurology.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. If Teva develops a product using the Company’s intellectual property and is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

- Financial Chart Follows -

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenue	$37,000	$87,000	$75,000	$184,000

Costs and expenses:
Research and development	21,000	17,000	148,000	147,000
General and administrative	182,000	358,000	297,000	720,000

Total costs and expenses	203,000	375,000	445,000	867,000

Interest income	72,000	105,000	133,000	202,000
Equity in net loss of unconsolidated affiliate	(100,000)	—	(130,000)	—

	(28,000)	105,000	3,000	202,000

Net income (loss)	$(194,000)	$(183,000)	$(367,000)	$(481,000)

Net income (loss) per share - basic	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Net income (loss) per share - diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	17,398,633	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2005	June 30, 2006
Cash and marketable securities	$9,285,000	$8,817,000
Other current assets	136,000	138,000

Total assets	$9,421,000	$8,955,000

Current liabilities	$157,000	$150,000
Total stockholders’ equity	9,264,000	8,805,000

Total liabilities and equity	$9,421,000	$8,955,000